Exhibit 99.1

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2017

ANDOVER, MA -- (Marketwired - July 27, 2017) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter and six months ended June 30, 2017. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the second quarter ended June 30, 2017 increased to $57,709,000, compared to $52,941,000 for the corresponding period a year ago, and increased from $54,462,000 for the first quarter of 2017. Second quarter bookings increased to $59,387,000 from $52,514,000 for the corresponding period a year ago, and increased from $57,891,000 for the first quarter of 2017.

Gross margin increased to $25,930,000 for the second quarter of 2017, compared to $24,471,000 for the corresponding period a year ago, and increased from $23,652,000 for the first quarter of 2017. Gross margin, as a percentage of revenue, decreased to 44.9% for the second quarter of 2017, compared to 46.2% for the second quarter of 2016, but increased from 43.4% for the first quarter of 2017.

Net loss for the second quarter was ($459,000), or ($0.01) per share, compared to a net loss of ($544,000), or ($0.01) per share, for the corresponding period a year ago and a net loss of ($974,000), or ($0.02) per share, for the first quarter of 2017.

Revenues for the six months ended June 30, 2017, increased 13.3% to $112,171,000 from $98,968,000 for the corresponding period a year ago. Net loss for the six month period was ($1,433,000), or ($0.04) per share, compared to a net loss of ($5,895,000), or ($0.15) per share, for the corresponding period a year ago.

Cash provided by operating activities totaled $644,000 for the second quarter of 2017, compared to cash used for operating activities of $3,171,000 for the corresponding period a year ago. Cash and cash equivalents sequentially decreased by $1,402,000 to approximately $51,425,000 at the end of the second quarter of 2017 from $52,827,000 at the end of the first quarter of 2017.

Total backlog at the end of the second quarter of 2017 was $53,157,000, compared to $51,732,000 at the end of the first quarter, and $48,371,000 at the end of 2016.

Commenting on the second quarter, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, "Vicor recorded incremental performance improvement with sequential increases in bookings and revenue. Consolidated gross profit dollars and margin percentage increased, reflecting higher production volumes. However, expenses associated with the initial production ramp of our Power-on-Package modules resulted in a small net loss."

Dr. Vinciarelli continued, "Vicor's 48 Volt direct-to-processor solutions using our PRM-VTM ChiP-sets are gaining traction on motherboards for hyperscale datacenters while our MCD-MCM Power-on-Package ChiP-sets are getting designed within advanced CPUs, GPUs and ASICs for Supercomputing and Artificial Intelligence applications. Recent design wins and purchase orders for applications ranging from UAVs, to autonomous vehicles, to wireless telecom reflect our drive to expand our customer base and diversify our revenue streams."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, July 27, 2017 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 34739242. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 11, 2017. The replay dial-in number is 888-286-8010 and the Passcode is 98163065. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2016, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per
 share amounts)

                                  QUARTER ENDED         SIX MONTHS ENDED
                                   (Unaudited)             (Unaudited)

                             ----------  ----------  ----------  ----------
                              JUNE 30,    JUNE 30,    JUNE 30,    JUNE 30,
                                2017        2016        2017        2016
                             ----------  ----------  ----------  ----------

Net revenues                 $   57,709  $   52,941  $  112,171  $   98,968
Cost of revenues                 31,779      28,470      62,589      55,181
                             ----------  ----------  ----------  ----------
  Gross margin                   25,930      24,471      49,582      43,787

Operating expenses:
  Selling, general and
   administrative                14,536      14,315      28,559      28,331
  Research and development       11,932      10,757      22,939      21,486
                             ----------  ----------  ----------  ----------
    Total operating expenses     26,468      25,072      51,498      49,817
                             ----------  ----------  ----------  ----------

Loss from operations               (538)       (601)     (1,916)     (6,030)

Other income (expense), net         360          64         685         139
                             ----------  ----------  ----------  ----------

Loss before income taxes           (178)       (537)     (1,231)     (5,891)

Less: Provision for income
 taxes                              267          13         168          35
                             ----------  ----------  ----------  ----------

Consolidated net loss              (445)       (550)     (1,399)     (5,926)

Less: Net income (loss)
 attributable to
 noncontrolling interest             14          (6)         34         (31)
                             ----------  ----------  ----------  ----------

Net loss attributable to
 Vicor Corporation           $     (459) $     (544) $   (1,433) $   (5,895)
                             ==========  ==========  ==========  ==========

Net loss per share
 attributable to Vicor
 Corporation:
  Basic                      $    (0.01) $    (0.01) $    (0.04) $    (0.15)
  Diluted                    $    (0.01) $    (0.01) $    (0.04) $    (0.15)

Shares outstanding:
  Basic                          39,172      38,801      39,121      38,798
  Diluted                        39,172      38,801      39,121      38,798

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     JUNE 30,     DEC 31,
                                                       2017         2016
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    51,425  $    56,170
    Accounts receivable, net                            34,092       25,216
    Inventories, net                                    30,514       27,136
    Other current assets                                 3,867        3,250
                                                   -----------  -----------
      Total current assets                             119,898      111,772

Deferred tax assets                                         21           38
Long-term investments                                    2,565        2,508
Property, plant and equipment, net                      38,927       37,574
Other assets                                             2,204        2,175
                                                   -----------  -----------

                                                   $   163,615  $   154,067
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $    10,542  $     7,588
    Accrued compensation and benefits                    9,925        8,965
    Accrued expenses                                     2,475        2,179
    Income taxes payable                                    86           92
    Deferred revenue                                     7,738        3,403
                                                   -----------  -----------
      Total current liabilities                         30,766       22,227

Long-term deferred revenue                                 339          374
Contingent consideration obligations                       142          253
Long-term income taxes payable                             189          196
Other long-term liabilities                                 87            -
                                                   -----------  -----------
      Total liabilities                                 31,523       23,050

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      179,178      176,859
    Retained earnings                                   92,005       93,438
    Accumulated other comprehensive loss                  (414)        (561)
    Treasury stock                                    (138,927)    (138,927)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     131,842      130,809
  Noncontrolling interest                                  250          208
                                                   -----------  -----------
    Total equity                                       132,092      131,017
                                                   -----------  -----------

                                                   $   163,615  $   154,067
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com